For further information, contact:	Gary L. Castagna
Senior Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL (NYSE:ACO) REPORTS 25% INCREASE IN DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OVER PRIOR-YEAR THIRD QUARTER

ARLINGTON HEIGHTS, IL., OCTOBER 19, 2007—AMCOL International Corporation (NYSE:ACO) today reported 2007 third-quarter income from continuing operations of $20.1 million or $0.65 per diluted share, compared with $16.0 million or $0.52 per diluted share in the same prior-year period. Earnings in both reporting periods benefited from non-recurring events. A gain on the sale of vacant land in the U.S. added $0.06 per diluted share to the 2007 third quarter. Income from continuing operations in the 2006 third quarter included a $0.09 per diluted share net benefit resulting from income tax refunds.

Net sales from continuing operations rose 27.2 percent to $203.6 million for the quarter ended September 30, 2007, compared with $160.2 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $15.7 million and $4.9 million, respectively, of the third-quarter sales growth.

Operating profit improved by 58.5 percent over the 2006 period to $26.0 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $1.9 million and $0.7 million, respectively. The previously mentioned gain on sale of assets also contributed $2.4 million to operating profit.

“Overall, this was a very good quarter for us,” says Larry Washow, AMCOL president and chief executive officer. “Excluding the impact of the vacant land sale, over 60% of our operating profit growth resulted from organic growth. We continue to show solid year-over-year improvement.

“Environmental usually posts its strongest performance in the third quarter, and this year was no exception. In the United States, growth was strong in the contracting services business, and there was improvement across all the business lines in Europe.

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AMCOL Q3 2007 EARNINGS

“Oilfield Services, too, experienced continued strong growth in the third quarter,” Washow continued. “Acquisitions added to performance there, but the basic business has been very solid.

“As always, though, there are some ongoing challenges. Minerals continues to feel the effects of a soft metalcasting market in the United States. And while we showed growth in Minerals in Asia, the cost of bringing new operations online had an effect. As a result, although Minerals had good sales growth during the quarter, the margins there weren’t where we want them to be.

“We’re continuing to address the challenges and working to maintain our performance in all areas. As these results demonstrate, we’re showing continued growth and added value for our shareholders.”

For the nine-month period ended September 30, 2007, income from continuing operations was $46.2 million, or $1.49 per diluted share, compared with $37.7 million, or $1.22 per diluted share in the prior-year period. Net income for the nine-month period ended September 30, 2007, was $46.0 million, or $1.48 per diluted share compared with $38.2 million; or $1.24 per diluted share in the prior-year period. Earnings in both reporting periods benefited from non-recurring events. A gain on the sale of vacant land in the U.S. added $0.06 per diluted share to the 2007 period. Income from continuing operations in the 2006 period included a $0.09 per diluted share net benefit resulting from income tax refunds. Discontinued operations accounted for a loss of $0.01 per diluted share in the 2007 period compared with a gain of $0.02 per diluted share in the 2006 period.

Net sales from continuing operations for the nine-month period ended September 30, 2007 rose 20.7 percent to $549.8 million, compared with $455.6 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $43.6 million and $13.7 million, respectively, of the sales growth. Operating profit improved by 38.2 percent over the 2006 period to $59.8 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $7.4 million and $1.7 million, respectively.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the Financial Overview.

FINANCIAL OVERVIEW

Third Quarter Statement of Operations Highlights

Net sales: The following table details the consolidated sales growth components over the 2006 third quarter:

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AMCOL Q3 2007 EARNINGS

	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	2.1%	4.0%	1.2%	7.3%
Environmental	7.1%	1.7%	1.8%	10.6%
Oilfield Services	3.8%	4.2%	0.1%	8.1%
Transportation	1.2%	-	-	1.2%
Total	14.2%	9.9%	3.1%	27.2%
% of Growth	52.4%	36.3%	11.4%	100%

Minerals - Base business improved over the 2006 quarter primarily due to export shipments from the U.S., as well as increased shipments and pricing in pet products and greater shipments in the Asia-Pacific region. Specialty materials sales were relatively unchanged compared with the prior-year period. Stronger European and Asian currencies led to the growth from foreign exchange.

Environmental - Growth in contracting services (based in the U.S.) and greater lining technologies and building materials shipments in Europe contributed to the base business growth over the 2006 quarter. Stronger European currencies accounted for foreign exchange growth.

Oilfield Services - Base business growth was led by increased filtration and pipeline service levels in the Gulf of Mexico. International markets, principally in the North Sea and West Africa, also improved over the prior-year quarter.

Gross profit: Sales growth, principally generated by the Environmental and Oilfield Services segments, boosted gross profit by 28.6 percent over the 2006 quarter. Gross margin for the quarter rose to 26.7 percent compared with 26.4 percent in the prior-year quarter.

The Minerals segment suffered a 90 basis point decline in gross margin compared with the 2006 quarter. Higher freight revenues in the current-year quarter caused the gross margin decline.

Higher relative contribution from contracting services caused the 30 basis point decline in the Environmental segment gross margin compared with the prior-year period.

The Oilfield Services segment benefited from higher relative profitability contributed by the acquired businesses. Additionally, margins improved in the base business operations due to more favorable product/service mix.

General, selling and administrative expenses (GS&A): The $2.5 million, or 9.6 percent, increase over the 2006 third quarter includes the benefit of a gain on the sale of vacant land, which was described earlier in this release. Excluding this benefit, GS&A would have increased by $4.9 million, or 18.8 percent, over the prior-year quarter. In aggregate, acquired businesses, including amortization of intangible assets, accounted for approximately $3.3 million of the increase in the 2007 third quarter.

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AMCOL Q3 2007 EARNINGS

Within the Minerals segment, acquired business expenses were approximately $1.0 million of the increase over the prior-year quarter. Base business GS&A grew in the Asia Pacific region due to higher marketing expenses and start-up costs at the Tianjin, China facility.

A benefit from a gain on the sale of vacant land reduced Environmental segment GS&A by $2.4 million in the current-year quarter. Acquired businesses accounted for approximately $0.8 million of the increase over the prior-year quarter within the Environmental segment. Base business GS&A increased primarily due to higher marketing and sales expenses at the European operations.

The Oilfield Services segment incurred approximately $1.4 million of GS&A from acquired businesses. Base business expenses increased due to higher personnel costs.

Corporate segment GS&A declined principally due to professional service expenses incurred in the 2006 third quarter related to the income tax refunds described below.

Operating profit: The 58.5 percent improvement in operating profit over the 2006 third quarter was primarily related to sales and gross profit growth. Operating margin for the quarter was 12.8 percent compared with 10.2 percent in the prior-year period. The improvement was principally due to the higher gross margin reported in the current period and the benefit from the gain on sale of vacant land. Excluding this benefit, operating profit would have grown by 44.0 percent and operating margin would have been 11.6 percent in the 2007 third quarter.

Interest expense: Net interest expense increased by approximately $1.7 million over the prior-year quarter due to higher average debt levels and increased interest rates.

Income taxes: The effective tax rate was 20.7 percent for the third quarter of 2007 compared with 8.0 percent for the same period in 2006. Favorable adjustments to contingency reserves reduced the effective tax rate in the 2007 quarter. These adjustments benefited income by approximately $1.0 million. Excluding these adjustments, the effective tax rate would have been 24.9 percent in this year’s quarter. Favorable tax reductions of approximately $3.4 million related to amended income tax returns caused the low tax rate in the 2006 quarter.

Income from affiliates and joint ventures: These investments contributed approximately $0.07 and $0.06 per diluted share in the 2007 and 2006 reporting periods, respectively. Our investments in Ashapura Minechem Limited and Ashapura Volclay Limited, both based in India, have continued to increase their respective contributions to earnings. Ashapura Minechem has been growing principally due to its bauxite business, a large portion of which is exported to alumina refineries in China. Alumina is a key raw material used in the production of aluminum.

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AMCOL Q3 2007 EARNINGS

Share count: The weighted average number of common and common equivalent shares remained relatively unchanged at 30.9 million for the quarter ended September 30, 2007 compared with 30.8 million in the same period in 2006.

Key Financial Position and Cash Flow Highlights

Long-term debt increased to $164.2 million at September 30, 2007 compared with $112.5 million at December 31, 2006. The increase was primarily due to funding acquisitions, greater working capital levels and capital expenditures. Debt represented approximately 33 percent of total capitalization at September 30, 2007, compared with 28 percent at December 31, 2006. Cash and cash equivalents were $20.8 million at September 30, 2007 compared with $17.8 million at December 31, 2006.

Working capital increased to $202.0 million at September 30, 2007 from $173.3 million at December 31, 2006. The current ratio was 3.0-to-1 and 3.2-to-1 at September 30, 2007, and December 31, 2006, respectively.

Cash flow provided by operating activities was $42.0 million year-to-date as of September 30, 2007 compared with $28.9 million in the nine-month period in 2006. In addition to the growth in net income, the 2007 period was aided by higher non-cash charges and lower relative growth in working capital.

Investing activities in the 2007 nine-month period were primarily driven by three acquisitions which, in aggregate, accounted for $38.8 million. Capital expenditures amounted to $37.6 million year-to-date as of September 30, 2007, compared with $30.0 million for the same period in 2006.

Approximately $6.1 million was expended on share repurchases year-to-date, as of September 30, 2007. A total of 250,000 shares were repurchased, which equates to $24.34 per share. There were no share repurchases in the third quarter. Dividends declared year-to-date through September 30, 2007, increased by 26 percent over the prior-year period to $13.2 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

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AMCOL Q3 2007 EARNINGS

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com. AMCOL’s third quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Continuing Operations:
Net sales	$549,780	$455,637	$203,598	$160,172
Cost of sales	402,190	337,995	149,298	117,954
Gross profit	147,590	117,642	54,300	42,218

General, selling and administrative expenses	87,756	74,359	28,297	25,810
Operating profit	59,834	43,283	26,003	16,408
Other income (expense):
Interest expense, net	(6,506)	(1,835)	(2,409)	(740)
Other, net	(1,000)	259	(830)	(273)
	(7,506)	(1,576)	(3,239)	(1,013)

Income before income taxes and income from affiliates and joint ventures	52,328	41,707	22,764	15,395
Income tax expense (benefit)	12,205	8,505	4,704	1,237
Income before income from affiliates and joint ventures	40,123	33,202	18,060	14,158

Income from affiliates and joint ventures	6,118	4,462	2,086	1,876
Income from continuing operations	46,241	37,664	20,146	16,034

(Loss) Income from discontinued operations	(286)	585	-	585

Net income	$45,955	$38,249	$20,146	$16,619

Weighted average common shares outstanding	30,146	29,903	30,130	29,962

Weighted average common and common equivalent shares outstanding	30,934	30,874	30,887	30,825

Basic earnings per share:
Continuing operations	$1.53	$1.26	$0.67	$0.54
Discontinued operations	(0.01)	0.02	-	0.02
Basic earnings per share	$1.52	$1.28	$0.67	$0.56

Diluted earnings per share:
Continuing operations	$1.49	$1.22	$0.65	$0.52
Discontinued operations	(0.01)	0.02	-	0.02
Diluted earnings per share	$1.48	$1.24	$0.65	$0.54

Dividends declared per share	$0.44	$0.35	$0.16	$0.12

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	September 30, 2007 (unaudited)	December 31, 2006 *
Current assets:
Cash and equivalents	$20,773	$17,805
Accounts receivable, net	173,401	133,432
Inventories	91,919	84,612
Prepaid expenses	12,375	10,142
Deferred income taxes	5,905	4,648
Other	565	1,045
Total current assets	304,938	251,684

Investments in and advances to affiliates and joint ventures	47,010	31,049

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	20,233	17,428
Depreciable assets	336,249	305,013
	356,482	322,441
Less: accumulated depreciation	190,975	181,669
	165,507	140,772

Other assets:
Goodwill	51,384	40,341
Intangible assets, net	43,501	25,611
Deferred income taxes	7,914	6,643
Other assets	17,771	15,124
	120,570	87,719
	$638,025	$511,224

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,290	$26,107
Accrued income taxes	3,107	4,844
Accrued liabilities	54,492	47,432
Total current liabilities	102,889	78,383

Long-term debt	164,241	112,448

Minority interests in subsidiaries	77	276
Pension liabilities	13,480	13,209
Other liabilities	19,279	12,090
	32,836	25,575

Stockholders’ equity:
Common stock	320	320
Additional paid in capital	80,310	76,686
Retained earnings	252,198	219,690
Accumulated other comprehensive income	26,567	16,658
	359,395	313,354
Less:
Treasury stock	21,336	18,536
	338,059	294,818
	$638,025	$511,224

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flow from operating activities:
Net income	$45,955	$38,249
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	21,688	14,606
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(44,716)	(33,693)
Decrease (Increase) in noncurrent assets	(1,620)	(2,171)
Increase (decrease) in current liabilities	23,435	13,240
Increase (decrease) in noncurrent liabilities	6,382	1,703
Other	(9,102)	(3,064)
Net cash provided by (used in) operating activities	42,022	28,870

Cash flow from investing activities:
Acquisition of land, mineral rights, and depreciable assets	(37,577)	(29,980)
Acquisitions, net of cash	(38,783)	(11,722)
Investments in and advances to affiliates and joint ventures	(7,369)	(5,260)
Investments in restricted cash	(856)	-
Other	6,463	1,811
Net cash provided by (used in) investing activities	(78,122)	(45,151)
Cash flow from financing activities:
Net change in outstanding debt	50,368	22,257
Proceeds from sales of treasury stock	2,574	2,517
Purchases of treasury stock	(6,115)	(5,625)
Dividends	(13,194)	(10,488)
Excess tax benefits from stock-based compensation	1,463	1,931
Net cash provided by (used in) financing activities	35,096	10,592
Effect of foreign currency rate changes on cash	3,972	5,011
Net increase (decrease) in cash and cash equivalents	2,968	(678)
Cash and cash equivalents at beginning of period	17,805	15,997
Cash and cash equivalents at end of period	$20,773	$15,319

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)

	Nine Months Ended September 30,
Minerals	2007		2006		2007 vs 2006
	(Dollars in Thousands)

Net sales	$262,432	100.0%	$237,463	100.0%	$24,969	10.5%
Cost of sales	212,005	80.8%	191,152	80.5%	20,853	10.9%
Gross profit	50,427	19.2%	46,311	19.5%	4,116	8.9%
General,selling and
administrative expenses	23,721	9.0%	20,139	8.5%	3,582	17.8%
Operating profit	26,706	10.2%	26,172	11.0%	534	2.0%

	Nine Months Ended September 30,
Environmental	2007		2006		2007 vs 2006
	(Dollars in Thousands

Net sales	$189,927	100.0%	$151,996	100.0%	$37,931	25.0%
Cost of sales	124,523	65.6%	99,934	65.7%	24,589	24.6%
Gross profit	65,404	34.4%	52,062	34.3%	13,342	25.6%
General, selling and
administrative expenses	34,388	18.1%	30,896	20.3%	3,492	11.3%
Operating profit	31,016	16.3%	21,166	14.0%	9,850	46.5%

	Nine Months Ended September 30,
Oilfield Services	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$72,137	100.0%	$43,270	100.0%	$28,867	66.7%
Cost of sales	44,633	61.9%	28,558	66.0%	16,075	56.3%
Gross profit	27,504	38.1%	14,712	34.0%	12,792	86.9%
General, selling and
administrative expenses	13,661	18.9%	7,366	17.0%	6,295	85.5%
Operating profit	13,843	19.2%	7,346	17.0%	6,497	88.4%

	Nine Months Ended September 30,
Transportation	2007		2006		2007 vs 2006
	(Dollars in Thousands
Net sales	$38,654	100.0%	$38,619	100.0%	$35	0.1%
Cost of sales	34,399	89.0%	34,062	88.2%	337	1.0%
Gross profit	4,255	11.0%	4,557	11.8%	(302)	-6.6%
General, selling and
administrative expenses	2,253	5.8%	2,367	6.1%	(114)	-4.8%
Operating profit	2,002	5.2%	2,190	5.7%	(188)	-8.6%

	Nine Months Ended September 30
Corporate	2007	2006	2007 vs 2006
	(Dollars in Thousands)
Intersegment shipping sales	$(13,370)	$(15,711)
Intersegment shipping costs	(13,370)	(15,711)
Gross profit	-	-
Corporate general, selling
and administrative expenses	13,733	13,591	142	1.0%
Operating loss	13,733	13,591	142	1.0%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,
Minerals	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$90,906	100.0%	$79,274	100.0%	$11,632	14.7%
Cost of sales	73,610	81.0%	63,503	80.1%	10,107	15.9%
Gross profit	17,296	19.0%	15,771	19.9%	1,525	9.7%
General, selling and
administrative expenses	8,161	9.0%	6,187	7.8%	1,974	31.9%
Operating profit	9,135	10.0%	9,584	12.1%	(449)	-4.7%

	Three Months Ended September 30,
Environmental	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$76,121	100.0%	$59,120	100.0%	$17,001	28.8%
Cost of sales	50,839	66.8%	39,303	66.5%	11,536	29.4%
Gross profit	25,282	33.2%	19,817	33.5%	5,465	27.6%
General, selling and
administrative expenses	10,444	13.7%	11,077	18.7%	(633)	-5.7%
Operating profit	14,838	19.5%	8,740	14.8%	6,098	69.8%

	Three Months Ended September 30,
Oilfield Services	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$27,143	100.0%	$14,157	100.0%	$12,986	91.7%
Cost of sales	16,896	62.2%	9,090	64.2%	7,806	85.9%
Gross profit	10,247	37.8%	5,067	35.8%	5,180	102.2%
General, selling and
administrative expenses	4,494	16.6%	2,688	19.0%	1,806	67.2%
Operating profit	5,753	21.2%	2,379	16.8%	3,374	141.8%

	Three Months Ended September 30,
Transportation	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$14,381	100.0%	$13,300	100.0%	$1,081	8.1%
Cost of sales	12,906	89.7%	11,737	88.2%	1,169	10.0%
Gross profit	1,475	10.3%	1,563	11.8%	(88)	-5.6%
General, selling and
administrative expenses	745	5.2%	788	5.9%	(43)	-5.5%
Operating profit	730	5.1%	775	5.8%	(45)	-5.8%

	Three Months Ended September 30,
Corporate	2007	2006	2007 vs 2006
	(Dollars in Thousands)
Intersegment shipping sales	$(4,953)	$(5,679)
Intersegment shipping costs	(4,953)	(5,679)
Gross profit	-	-
Corporate general, selling
and administrative expenses	4,453	5,070	(617)	-12.2%
Operating loss	4,453	5,070	(617)	-12.2%